Exhibit 10.1

NEPTUNE WELLNESS SOLUTIONS INC.

Summary Restructuring Option Term Sheet

August 16, 2023

This term sheet (this “Term Sheet”) summarizes the principal terms of a restructuring (the “Restructuring”) of the Company (as defined below), and is entered into between Neptune Wellness Solutions Inc. (“Neptune”) and NH Expansion Credit Fund Holdings L.P. (“Morgan Stanley” or "MSEC"). This Term Sheet shall not constitute an offer to sell or buy, nor the solicitation of an offer to sell or buy, any of the securities referred to herein. Unless otherwise specified herein below, Sprout, MSEC and Neptune, may hereinafter be individually or collectively referred to as a “Party” or the “Parties”.

Company:	Neptune and its subsidiary Sprout Foods, Inc. (“Sprout”)
Transaction:

Neptune has the right, within ninety (90) days from the date hereof, to exchange existing Sprout debts (including accrued interest and accrued management fees) payable to Neptune for Sprout common stock (the “Exchange”).

Thereafter, Neptune may, at its option, commence a distribution of Neptune’s shares of common stock of Sprout through a special dividend, return of capital or other reorganization transaction, as determined by Neptune, resulting in the transfer of substantially all of the shares of common stock of Sprout owned by Neptune to Neptune shareholders (the “Spinout”). Neptune will, if required seek shareholder approval for the Spinout.

Registration:

In connection with a Spinout, if completed, Neptune will cause Sprout to prepare a registration statement to be filed with the Securities and Exchange Commission and other applicable securities regulators that would result in Sprout shares being registered under the Securities Act of 1933, as amended.

Amendments to Sprout senior debt:

MSEC agrees that simultaneous with or immediately prior to execution of the Exchange, the promissory notes issued by Sprout to MSEC and unaffiliated 3rd parties will be amended to provide for the following:

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Maturity Date: June 30, 2025
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Interest: 15% paid in kind until June 30, 2024, thereafter 7.5% paid in cash and 7.5% paid in kind.
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No prepayment penalties
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The Neptune guarantee of the Sprout debt will be terminated
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Restrictions on commercial lending including ABL to Sprout will be amended on terms that are mutually agreeable to Neptune and MSEC upon completion of a Spinout

The amendments described above may be subject to certain third-party consents, including the consent of the holders of senior indebtedness of Neptune.

In the event the Spinout has not been completed prior to the maturity date of the amended promissory notes, Neptune will be required to purchase all equity in Sprout held by MSEC on the date of this Term Sheet at a price of $0.20 per share simultaneous with the retirement of the amended promissory notes.

Compensation to MSEC:

In consideration of the amendments to Sprout senior debt described above, Neptune will transfer to MSEC approximately $2 million (or such amount as is necessary to obtain the equity ownership percentages set forth in Debt Exchange below) of senior debt of Sprout currently held by Neptune (the “Transferred Neptune Debt”). In addition, MSEC will receive penny warrants to purchase common shares of Neptune such that MSEC will own 2% of the fully diluted shares of Neptune.
Debt Exchange:

If Neptune effects the Exchange, Morgan Stanley will also exchange the Transferred Neptune Debt in the Exchange. The Exchange will be subject to the terms and conditions of an exchange agreement.

The Exchange will result in the following equity ownership percentages of Sprout:

Neptune: 89.5%

Morgan Stanley: 9.5%

Other holders: <1%.

Corporate Governance:

On or prior to the Effective Date, the existing board of directors of Sprout will be replaced by a new board of directors (the “Sprout Board”), a majority of which will be independent directors and who will initially be selected by Neptune in consultation with MSEC. MSEC will be granted an observer right for the Sprout Board. The new Sprout Board will hold regular meetings to review performance.

Management Options:	Sprout will reserve 15% of its equity as a compensation incentive pool for Sprout management. Allocation of incentive pool at close subject to the approval of MSEC.
Sprout Offering:

On the Effective Date or after, Sprout has the right to close an equity financing transaction, by way of a PIPE, rights offering or other structure, that would provide sufficient capital for Sprout to operate as an independent entity (the “Offering”)

Other Material Conditions:

The Spinout, the Exchange, the Offering and the other transactions contemplated herein will have customary conditions, including:

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Having obtained all required governmental approvals
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The Registration Statement having been declared effective under the Securities Act of 1933, as amended, and not subject to any stop order suspending its effectiveness or any proceedings seeking a stop order
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Having obtained all required third party consents

This Term Sheet shall be governed by the laws of Delaware without regards to conflict of law principles. No Party will be entitled to incidental, consequential or punitive damages with respect to any claims related to this Term Sheet.

It is anticipated that the parties will enter into a more formal agreement containing the terms and conditions hereof and such other terms and conditions as are mutually agreed, but unless and until such formal agreement is fully executed, upon the full execution of this agreement and subject to any required Neptune shareholder or board approvals, this Term Sheet shall constitute a binding agreement between Neptune and MSEC.

IN WITNESS WHEREOF, the undersigned has duly executed this Term Sheet as of the date below.

AGREED TO AND ACCEPTED BY:

Neptune Wellness Solutions Inc. By: /s/ Lisa Gainsborg Name: Lisa Gainsborg Title: Interim CFO Date: 8/16/2023

AGREED TO AND ACCEPTED BY:

NH Expansion Credit Fund Holdings, L.P. By: /s/ Lincoln Isetta Name: Lincoln Isetta Title: Managing Director Date: August 14, 2023